EXHIBIT 99.1

CYBER APPS WORLD INC. ANNOUNCES CHANGE IN CONTROL

LUGANO, Switzerland, Sept. 21, 2023 /PRNewswire/ -- Cyber Apps World Inc. (OTC: CYAP) ("CYAP" or the "Company") ( website: https://www.cyap.info) is pleased to announce that the majority equity stake in the Company has recently been sold by Janbella Group to Zenith Energy Ltd. ("Zenith Energy"). Zenith Energy is a British Columbia corporation based in Vancouver, B.C., engaged in energy production projects on three continents, whose shares are traded on the London Stock Exchange and Euronext Oslo.

In the change in control transaction, Zenith Energy acquired 100,000 shares of Series A Preferred Stock representing 99.87% of the voting power of the Company for consideration of approximately $398,400. As part of the transaction, William Alessi, the sole director of the Company, appointed Luca Benedetto, Ippolito Cattaneo, and Dario Sodero as directors of the Company (with Messrs. Cattaneo's and Sodero's appointment subject to compliance by CYAP with Rule 14f-1 under the Securities Exchange Act of 1934). Thereafter, Mr. Alessi resigned as CYAP's sole director and officer.

In addition to the foregoing, Mr. Benedetto was appointed President and Treasurer of the Company and Mr. Cattaneo was appointed as the Company's Secretary.

In addition to continuing with its present business, the Company is exploring potential expansion into other business sectors. Zenith Energy intends to invest in the Company in order to enable it to accomplish future expansion.

Luca Benedetto, President, and director, commented, "We are pleased that Zenith Energy has acquired a majority stake in CYAP, in line with its development strategy, to have a stable presence in USA, the largest capital market inf the world. We look forward to reporting to stockholders and the investment community on our development plan for CYAP before the end of October 2023."

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words "anticipate," "assume," "believe," "estimate," "expect," "will," "intend," "may," "plan," "project," "should," "could," "seek," "designed," "potential," "forecast," "target," "objective," "goal," or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

Luca Benedetto, President and Treasurer

Email: luca.benedetto@cyap.info

Telephone:+1(702) 789-0105

Website: https://www.cyap.info

For Zenith Energy: Andrea Cattaneo, CEO, Email: info@zenithenergy.ca